For Immediate Release:

Republic Airways to expand large regional jet operations with United Airlines

Indianapolis, IN (Sept. 17, 2014) -- Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that it has reached an agreement to amend its existing Shuttle America E-Jet capacity purchase agreement (”CPA”) with United Airlines to add 50 new Embraer 76-seat E175 aircraft. The duration of each aircraft under the E-Jet CPA will be 12 years. As a part of the amendment, Shuttle and United have agreed to extend the duration of the term of the agreement for the existing 38 E170 aircraft, with new expiration dates ranging from September of 2019 through December of 2022.
Republic also reached an agreement with United to amend its Q400 CPA allowing for a wind-down schedule beginning in January 2015 and ending in September 2016. Republic Airlines currently operates 31 Q400 aircraft under the Q400 CPA. Republic has entered into a sublease with Flybe Limited, a UK airline, for 24 Q400 aircraft, with deliveries to Flybe coordinated with the removal of the aircraft from United service. The remaining Q400 aircraft will be sold, leased or returned to the lessor after removing them from United service.
“United was our first E-Jet customer, and we are excited for the opportunity to further develop our relationship with 50 new E175s. This is a testimony to the excellent work of our employees, and we look forward to continuing to provide United with safe, clean and reliable air service,” said Bryan Bedford, President, Chairman and CEO of Republic.
In conjunction with the United E-Jet CPA amendment, Republic also entered into an agreement with Embraer for the acquisition of 50 new E175 aircraft. The first new aircraft is expected to be delivered in July 2015, and deliveries will follow ratably through August 2017. The new E175s will feature recent aerodynamic enhancements, such as a new wingtip and other technical improvements designed to reduce fuel consumption and improve maintenance dispatch reliability.

Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively called “the airlines.” The airlines operate a combined fleet of nearly 250 aircraft and offer scheduled passenger service on about 1,300 flights daily to about 110 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,500 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

Contact: Scott Thien
Republic Airways Holdings
(317) 471-2470
scott.thien@rjet.com